EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com

American Realty Investors, Inc. Reports 2005 Results

DALLAS (March 31, 2006) -- American Realty Investors, Inc. (NYSE: ARL), a Dallas-based real estate investment company, announced today that the Company reported net income applicable to common shares of $12.8 million and $44.8 million, or $1.26 and $4.42 per share, for the three and twelve months ended December 31, 2005, compared to net income of $47.6 million and $30.6 million, or $4.56 and $2.90 per share, in the same periods in 2004.

Income, sales, and related expenses and costs for the three and twelve months of 2005 resulted in increased operating income of $3.9 million and $12.5 million, compared to operating losses of $(7.4) million and $(8.7) million in the 2004 comparable periods, and included:

  Increases in income from rents to $44.4 million and $165.8 million in 2005, from $39.4 million and $146.6 million in 2004. The increase was primarily attributable to completed apartment construction and the August 2005 acquisition of the 600 Las Colinas office building in Dallas, Texas.

  A decline in property operations expense in the comparable quarters, from $31.8 million in 2004 to $29.1 million in 2005. For the year, property operations expense increased to $112.3 million compared to $110.0 million in 2004. The year-over-year increase was primarily attributable to completed apartment construction.

  Increases in restaurant sales to $9.5 million and $36.8 million in 2005, from $8.9 million and $34.5 million in 2004. Cost of sales increased to $7.0 million and $27.9 million in 2005, from $6.8 million and $26.7 million in 2004. The increases were primarily attributable to same-store sales increases during 2005. Also, two new concepts were not open during the 2004 periods.

  Other operating expenses - consisting of depreciation and amortization, general and administrative expenses, and advisory fees to affiliate - were $13.9 million and $50.0 million in 2005, compared to $17.1 million and $53.1 million in 2004. Depreciation and amortization, general and administrative expenses and advisory fees all declined for the quarter as well as for the year.

Other income items - consisting of interest from notes receivable, gain on foreign currency transaction, gain on settlement of debt, and other income - decreased to $2.2 million and $8.7 million in the three and twelve months of 2005, compared to $19.1 million and $25.3 million in 2004. The decrease was primarily attributable to decreases in gain on foreign currency transaction and gain on settlement of debt.

Other expense items - consisting of mortgage and loan interest expense, discount on sale of notes receivable, net income fee to affiliate, incentive fee to affiliate, litigation settlement and charges for asset impairment -- decreased to $18.3 million and $68.3 million in the three and twelve months of 2005 from $36.3 million and $79.3 million in 2004. The decrease was primarily attributable to decreases in litigation settlement and provision for asset impairment.

Gain on land sales declined for the quarter, from $8.2 million in 2004 to $5.4 million in 2005. For the year however, gain on land sales increased to $39.9 million compared to $11.8 million in 2004, primarily due to the 2005 sale of 149 acres of land in Palm Desert, California.

Income from discontinued operations decreased to $22.6 million and $57.3 million in 2005, compared to $70.3 and $91.4 million in 2004, representing 25 properties sold or held-for-sale in 2005 and 27 properties sold in 2004.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI's web site at www.amrealtytrust.com

AMERICAN REALTY INVESTORS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
	(dollars in thousands)

Rental and other property revenues	$44,423	$39,429	$165,821	$146,599
Restaurant sales	9,487	8,866	36,818	34,525
Total operating revenues	53,910	48,295	202,639	181,124

Property operating expenses	29,144	31,805	112,297	109,996
Restaurant cost of sales	6,998	6,788	27,906	26,713
Other operating expenses	13,852	17,129	49,963	53,093
Total operating expenses	49,994	55,722	190,166	189,802

Operating income (loss)	3,916	(7,427)	12,473	(8,678)

Other income	2,245	19,115	8,738	25,294
Other expenses	(18,286)	(36,303)	(68,336)	(79,287)

Loss before gain on land sales, minority interest, and equity in earnings of investees	(12,125)	(24,615)	(47,125)	(62,671)

Gain on land sales	5,401	8,198	39,926	11,781
Minority interest	(2,647)	(8,111)	(3,056)	(7,270)
Equity in income (loss) of investees	114	2,465	397	(41)

Loss from continuing operations	(9,257)	(22,063)	(9,858)	(58,201)

Income from discontinued operations	22,640	70,313	57,275	91,395

Net income	13,383	48,250	47,417	33,194
Preferred dividend requirement	(623)	(650)	(2,572)	(2,601)

Net income applicable to common shares	$12,760	$47,600	$44,845	$30,593

Basic and diluted earnings per share:
Net income (loss) from continuing operations	$(0.97)	$(2.17)	$(1.22)	$(5.76)
Discontinued operations	2.23	6.73	5.64	8.66
Net income (loss) applicable to common shares	$1.26	$4.56	$4.42	$2.90

Weighted average Common shares used to compute earnings per share:
Basic and diluted	10,149,000	10,448,389	10,149,000	10,559,571

AMERICAN REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS
	December 31, 2005	December 31, 2004
	(dollars in thousands)
Assets
Real estate held for investment	$ 1,025,661	$ 877,677
Less--accumulated depreciation	(153,597)	(157,138)
	872,064	720,539

Real estate held for sale, net of depreciation	172,303	192,533
Real estate subject to sales contract	68,738	70,350

Notes and interest receivable
Performing ($44,500 in 2005 and $43,605 in 2004 from affiliates)	70,894	67,894
Non-performing	11,546	6,632
	82,440	74,526
Less--allowance for estimated losses	(1,000)	(1,865)
	81,440	72,661

Restaurant equipment	13,911	13,747
Less--accumulated depreciation	(7,528)	(6,608)
	6,383	7,139

Marketable securities, at market value	7,446	6,670
Cash and cash equivalents	13,904	22,401
Investments in equity investees	13,521	8,212
Goodwill, net of accumulated amortization ($1,763 in 2005 and 2004)	11,858	11,858
Other intangibles, net of accumulated amortization ($926 in 2005 and $871 in 2004)	1,449	1,480
Other assets ($30,441 in 2005 and $27,704 in 2004 from affiliates)	96,689	77,000
	$ 1,345,795	$ 1,190,843

Liabilities and Stockholders' Equity
Liabilities
Notes and interest payable ($45,530 in 2005 and $36,298 in 2004 to affiliate)	$ 817,944	$ 722,985
Liabilities related to assets held-for-sale	144,555	156,959
Liabilities subject to sales contract	59,323	59,977
Stock-secured notes payable	22,549	18,663
Accounts payable and other liabilities ($4,667 in 2005 and $2,557 in 2004 to affiliates)	93,842	71,357
	1,138,213	1,029,941

Commitments and contingencies

Minority interest	59,185	57,893

Stockholders' equity
Preferred Stock, $2.00 par value, authorized 50,000,000 shares, issued and outstanding
Series A, 3,390,913 shares in 2005 and 3,469,350 shares in 2004 (liquidation preference $33,909), including 900,000 shares in 2005 and 2004 held by subsidiaries	4,982	5,139
Series E, 50,000 shares in 2004	--	100
Common Stock, $.01 par value, authorized 100,000,000 shares; issued 11,592,272 shares in 2005 and 2004	114	114
Treasury stock, at cost, 1,443,272 shares in 2005 and 2004	(15,146)	(15,146)
Paid-in capital	93,389	94,416
Retained earnings	64,805	19,934
Accumulated other comprehensive income (loss)	253	(1,548)
	148,397	103,009
	$ 1,345,795	$ 1,190,843